UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/18/2009

CHARLES & COLVARD LTD
(Exact name of registrant as specified in its charter)

Commission File Number:  000-23329

NC	561928817
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

300 Perimeter Park Drive, Suite A, Morrisville, NC 27560
(Address of principal executive offices, including zip code)

9194680399
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On May 18, 2009, Charles & Colvard, Ltd. (the "Company") held its Annual Meeting of Shareholders. Richard A. Bird, CEO, provided shareholders a review of the Company's results for the previous year and the state of the business. Mr. Bird also commented generally on the effects of moissanite jewelry inventory at retail on the Company's current sales opportunities, noting that retail inventories remain high and may be higher than indicated by prior information available to the Company. Additionally, Mr. Bird reported that significant price discounting of moissanite jewelry at retail has developed during the year to date, and that these combined effects of channel inventory, retail price discounting, and slow retailer inventory turn, all exacerbated by the declining economy, present a severe sales challenge to the Company.

Because of shareholder requests, Mr. Bird provided additional information from the Kanter International report from last year. The purpose for that report, which was outlined by the Board of Directors in December 2007 in the form of request for proposal, and which was delivered to the Company by Kanter in April 2008, was to provide a high level independent assessment of the Company's business model and potential changes for consideration. This included a review of the supply chain, distribution channels and marketing approach. Kanter's conclusions were summarized into four categories: Business Model, Finance, Brand/Marketing and Management/Oversight.

Relative to the Business Model, Kanter concluded in summary that: (a) the Company's primary value is as a marketing company, (b) the roles of selling and marketing are confused between the Company and its distributors and manufacturers, (c) the Company's organizational skill set does not include product (jewelry) design, nor is this a strength of its manufacturers, (d) the Company is overwhelmingly focused on sell-in rather than sell-through, (e) the Company does not have a clear distribution strategy and has not developed a network of strong partners, and (f) the Company has an underdeveloped international strategy and business.

In regard to Finance, the report observed that in summary: (a) the Finance function needed to provide leadership in assisting management to recognize choices, set priorities, allocate resources, manage and reconcile supply with demand, establish meaningful measurements, hold the organization accountable and take remedial actions when required, (b) the Company's inventory situation was avoidable, and the Company missed the opportunity to interpret sell-in as temporary demand, and (c) the Company's resulting heavy inventory position has placed the Company in a severely cash-constrained position.

In assessing Brand/Marketing, the report concluded that in summary: (a) while consumer awareness and preference had modestly increased over time, the Company had not yet developed a brand that would accelerate sell-through and enable wider distribution, (b) Moissanite is not an "ingredient brand," but is the brand, (c) without a compelling and emotional brand, ensuring that the brand story is consistently and effectively told in retail environments is a major challenge, (d) it is not clear that there is a definitive "owner" of the brand, (e) Moissanite is considered a "diamond simulant" or alternative by most consumers (in focus groups), (f) the Company's marketing budget was too heavily skewed towards retailer support rather than consumer brand advertising.

In regard to Management/Oversight, Kanter reported that it believed in summary: (a) the Company's challenges were the result of internal issues to a greater degree than market resistance, and (b) many of the Company's challenges were consequences of the lack of effective management, weak strategic planning and the lack of urgency to taking corrective action as the business challenges became clear.

Kanter suggested both short and long term actions for the Company. The Company has considered Kanter's suggestions and taken action on some that were more short term in nature. Several of the longer term suggestions have also been considered in the Company's development of its strategic plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARLES & COLVARD LTD

Date: May 20, 2009	By:	/s/ Richard A. Bird
Richard A. Bird
Chief Executive Officer